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Exhibit 21.1

Subsidiaries

Subsidiary	State or Country of Organization
BroadVision Austria GmbH	Austria
BroadVision Canada Inc.	Canada
BroadVision France, S.A	France
BroadVision Deutschland GmbH	Germany
Interleaf GmbH	Germany
BroadVision Systems India Private Limited	India
BroadVision Italia SrL	Italy
BroadVision Japan K.K.	Japan
BroadVision (U.K.) Ltd.	United Kingdom
BroadVision B.V.	The Netherlands
BroadVision Iberica S.A.	Spain
BroadVision Scandinavia AB	Sweden
BroadVision Professional Services	Switzerland

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Subsidiaries